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                                                                 Exhibit 99.2


                          ROCKPORT TRADE SYSTEMS, INC.

                      NON-QUALIFIED STOCK OPTION AGREEMENT

         AGREEMENT entered into as of the 9th day of February, 2000 by and between ROCKPORT TRADE SYSTEMS, INC., a Massachusetts corporation (the "Company") and the undersigned employee of the Company (the "Employee").

                                    RECITALS

         1. The Company desires to afford the Employee an opportunity to purchase shares of its common stock ($.001 par value) ("Shares") to carry out the purposes of the Rockport Trade Systems , Inc. Stock Option Plan (the "Plan").

         2. Section 5 of the Plan provides that each option is to be evidenced by an option agreement, setting forth the terms and conditions of the option.

         ACCORDINGLY, in consideration of the premises and of the mutual covenants and agreements contained he or sherein, the Company and the Employee he or shereby agree as follows:

         1. GRANT OF OPTION. The Company he or shereby irrevocably grants to the Employee a non-qualified stock option (the "Option") to purchase all or any part of an aggregate of ________( ) Shares on the terms and conditions hereinafter set forth.

         2. PURCHASE PRICE. The purchase price ("Purchase Price") for the Shares covered by the Option shall be Eighty Cents ($0.80) per Share.

         3.       TIME AND MANNER OF EXERCISE OF OPTION.

                  (a) The Option shall become exercisable as to 2.7778% of the Shares on the 9th day of each month in the period March 2000 through February 2003.

                  (b) Notwithstanding the provisions of Subsection (a), the Option shall become immediately exercisable in full in the event of the termination of the Employee's employment with the Company with out Reasonable Cause (as hereinafter defined).following a Change in Control (also as hereinafter defined).

                  (c) A "Change in Control" shall have occurred if, by reason of an acquisition of outstanding shares of the Company's voting stock or an acquisition of the business and assets of the Company, however such acquisition is structured, Susan L. Welch and Jacob H. Zakarian cease to hold more than fifty percent (50%) of the voting power represented by the Company's issued and outstanding capital stock having voting rights or the voting power of the issued and outstanding capital stock having voting rights of any entity that succeeds to the business and assets of the Company.

                  (d) "Reasonable Cause," shall mean only one or ore of the following:

                         (i) the Employee has been convicted of, or pleads
                    guilty or NOLO CONTENDERE to, a felony;



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                           (ii) the Employee shall willfully fail to perform
                  substantially his her material duties to the Company following written notice from the Company specifying such failure; or

                           (iii) the Employee shall commit any fraud,
                  embezzlement or other act of dishonesty against the Company or any of its stockholders or shall attempt to profit from any transaction in which he or she has an undisclosed interest adverse to the Company.

                  (e) To the extent that the right to exercise the Option has accrued and is in effect, the Option may be exercised in full at one time or in part from time to time, by giving written notice, signed by the person or persons exercising the Option, to the Company, stating the number of Shares with respect to which the Option is being exercised, accompanied by payment in full of the Price for such Shares in cash. There shall be no exercise at any one time as to fewer than One Hundred (100) Shares or all of the remaining Shares then purchasable by the person or persons exercising the Option, if fewer than One Hundred (100) Shares. Upon such exercise, delivery of a certificate for paid-up, non-assessable Shares shall be made at the principal office of the Company to the person or persons exercising the Option at such time, during ordinary business hours, after fifteen (15) days but not more than thirty (30) days from the date of receipt of the notice by the Company, as shall be designated in such notice, or at such time, place and manner as may be agreed upon by the Company and the person or persons exercising the Option.

                  (f) The Company shall at all times during the term of the Option reserve and keep available such number of shares of its common stock as will be sufficient to satisfy the requirements of the Option, shall pay all original issue and transfer taxes with respect to the issue and transfer of Shares pursuant hereto, and all other fees and expenses necessarily incurred by the Company in connection therewith. The holder of this Option shall not have any of the rights of a stockholder of the Company in respect of the Shares until one or more certificates for such Shares shall be delivered to him or her upon the due exercise of the Option.

         4.       TERM OF OPTION.

                  (a) The Option shall terminate ten (10) years from the date hereof, but shall be subject to earlier termination as hereinafter provided.

                  (b) The Option shall terminate on the date on which the Employee ceases to be a regular salaried employee of the Company ("Termination Date"), unless termination of employment was because the Employee has died or become disabled (within the meaning of Section 105(d)(4) of the Internal Revenue Code of 1954, as amended), in either of which cases the following provisions, as applicable, shall apply.

                  (c) In the case of disability, the Option may be exercised, to the extent exercisable on the Termination Date, at any time within twelve (12) months after such date, but in any event prior to the expiration of ten (10) years from the date hereof.

                  (d) In the event of the death of the Employee, the Option may be exercised to the extent the Employee was entitled to do so on the date of his or her death under the provisions of paragraph 3(a), above, by the estate of the Employee or by any person or persons who acquire the right to exercise the Option by bequest or inheritance or otherwise by reason of the death of the Employee. In such circumstances, the Option may be exercised at any time within twelve (12) months after the date of death of the Employee, but in any event prior to the expiration of ten (10) years from the date hereof.


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         5. NON-TRANSFERABILITY. The right of the Employee to exercise the
Option shall not be assignable or transferable by the Employee otherwise than by will or the laws of descent and distribution, and the Option may be exercised during the lifetime of the Employee only by him. The Option shall be null and void and without effect upon the bankruptcy of the Employee or upon any attempted assignment or transfer, except as hereinabove provided, including without limitation, any purported assignment, whether voluntary or by operation of law, pledge, hypothecation or other disposition contrary to the provisions hereof, or levy of execution, attachment, trustee process or similar process, whether legal or equitable, upon the Option.

         6.       RESTRICTIONS ON ISSUE OF SHARES.

                  (a) Notwithstanding the provisions of paragraph 3 hereof, the Company may delay the issuance of Shares covered by the exercise of the Option and the delivery of a certificate for such Shares until one of the following conditions shall be satisfied:

                      (i) The Shares with respect to which such option has been exercised are at the time of the issue of such shares effectively registered under applicable federal and state securities acts now in force or he or hereafter amended; or

                    (ii) Counsel for the Company shall have given an opinion, which opinion shall not be unreasonably conditioned or withheld, that such Shares are exempt from registration under applicable federal and state securities acts, as now in force or hereafter amended.

                  (b) In the event that for any reason the Shares to be issued upon exercise of the Option shall not be effectively registered under the Securities Act of 1933 (the "1933 Act"), upon any date on which the Option is exercised in whole or in part, the Company shall be under no further obligation to issue Shares covered by the Option, unless the person exercising the Option shall give a written representation to the Company that such person is acquiring the Shares issued to him or her pursuant to such exercise of the Option for investment and not with a view to, or for sale in connection with, the distribution of any such Shares, and that he or she will make no transfer of the same except in compliance with the 1933 Act and the rules and regulations promulgated thereunder and then in force, and in such event, the Company may place an "investment legend", so-called, upon any certificate for the Shares issued by reason of such exercise.

         7. RESTRICTIONS ON TRANSFER. In addition to complying with the requirements of Section 6, the Company may delay the issuance of Shares covered by the exercise of Option and the delivery of a Certificate for such Shares until the person exercising the Option agrees in writing to become a party to the Agreement Among Stockholders dated as of July 1, 1993, entered into among the Company and its then shareholders.

         8. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. In the event that the outstanding shares of the common stock of the Company are changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of any reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination of shares or dividend payable in capital stock, appropriate adjustment shall be made in the number and kind of shares as to which the Option, or any part thereof then unexercised, shall be exercisable and with a corresponding adjustment in the Option price per share.


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         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its President thereunto duly authorized, and the Employee has hereunto set his or her hand and seal, all as of the day and year first above written.

                                           ROCKPORT TRADE SYSTEMS, INC.


                                           By:
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                                                  Susan Welch, President



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                                           EMPLOYEE


                                           ------------------------------
                                           Name


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                                           Address


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                                           Social Security Number


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